UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 26, 2006

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Federal Home Loan Bank of New York (the "Bank") obtains most of its funds from the sale of debt securities, known as consolidated obligations, in the capital markets. Consolidated obligations, which consist of bonds and discount notes, are by regulation the joint and several obligations of the twelve Federal Home Loan Banks. The Federal Home Loan Banks are regulated by the Federal Housing Finance Board (the "Finance Board") and the Finance Board regulations authorize the Finance Board to require any Federal Home Loan Bank to repay all or a portion of the principal of or interest on consolidated obligations for which another Federal Home Loan Bank is the primary obligor. Consolidated obligations are sold to the public through the Office of Finance using authorized securities dealers. Consolidated obligations are backed only by the financial resources of the twelve Federal Home Loan Banks and are not guaranteed by the United States government.

Schedule A sets forth all consolidated obligation bonds and discount notes committed to be issued by the Federal Home Loan Banks, for which the Bank is the primary obligor, on the trade dates indicated, other than discount notes with a maturity of one year or less that are issued in the ordinary course of business. Schedule A also includes any consolidated obligations with a remaining maturity in excess of one year, if any, for which we have assumed the primary repayment obligation from another Federal Home Loan Bank.

We may elect to change our method of reporting information on the issuance or assumption of consolidated obligations at any time. In reviewing the information in this Current Report on Form 8-K, please note:

• although consolidated obligations issuance is material to the Bank, we have not made a judgment as to the materiality of any particular consolidated obligation or obligations;
• Schedule A does not address any interest-rate exchange agreements (or other derivative instruments) which we may enter into as a result of our asset and liability management strategies and that may be associated, directly or indirectly, with one or more of the reported consolidated obligations;
• Schedule A will not enable a reader to track changes in the total consolidated obligations outstanding for which we are the primary obligor because Schedule A generally excludes consolidated obligation discount notes with a maturity of one year or less and does not reflect whether the proceeds from the issuance of the reported consolidated obligations will be used to, among other things, satisfy called or maturing consolidated obligations. We will report the total consolidated obligations outstanding for which we are the primary obligor in our periodic reports filed with the Securities and Exchange Commission; and
• the principal amounts reported on Schedule A represent the principal amount of the reported consolidated obligations at par, which may not correspond to the amounts reported in our financial statements prepared in accordance with generally accepted accounting principles contained in our periodic reports filed with the Securities and Exchange Commission, because the par amount does not account for, among other things, any discounts, premiums or concessions.

Item 8.01 Other Events.

Each month, the Chief Executive Officer of the Bank issues a ‘Report from the President’ (the "Report") to each shareholder. Such Reports may contain information that may be important to security holders. A copy of the Report to shareholders for the month of April 2006 issued on June 01, 2006 appears below.

June 1, 2006

TO:All Stockholders
(Individually Addressed)

SUBJECT: Report for the Month

At the Bank

Advances Averaged $63 Billion

In April, advances averaged $63.0 billion, up $700 million from March. From April 15 to the end of the month, advances increased by $2.3 billion to close the month at $64.8 billion. Most of the increase was in the short-term sector, including Overnight Lines of Credit, repo-advances and short-term, fixed rate advances. With eleven members participating, a $784 million convertible advance special offering was well subscribed. Members also took advantage of the changes to the Fed Funds Floating Rate Advance. The FHLBNY expanded the maturity parameters to one-month through one-year (from three-months through one-year). With our competitive pricing, innovative products, and quality service, we look forward to providing you sustained performance and greater value for your membership in the Bank.

Board Acts to Strengthen Anti-Predatory Lending Policies

Through the unique partnership with our member lenders, the FHLBNY is privileged to serve as a liquidity provider in support of their community lending activities. This support is accomplished largely through the offering of advances and other credit programs, including issuing letters of credit and purchasing eligible mortgages. An integral element of this partnership is a shared commitment to sound and responsible lending practices for all qualifying individuals seeking home financing opportunities. To do our part in this commitment, the FHLBNY promotes the expansion of fair and equitable home ownership opportunities.

Most recently, the Board of Directors of the FHLBNY approved changes to strengthen the Bank’s Anti-Predatory Lending Policies ("APL Policies") in accordance with Federal Housing Finance Board’s ("FHFB") guidelines. The FHLBNY’s APL Policies were first established early in 2003. New, formal APL Policies have now been separately established for collateral supporting advances (APL Policy for Collateral) and for mortgages purchased under the Mortgage Partnership Finance® ("MPF®") program (APL Policy for Acquired Member Assets).

Federal Home Loan Bank of New York
June 1, 2006

Under the APL Policies, eligible mortgage loans used as collateral supporting advances or sold into the MPF program must comply with all applicable anti-predatory lending laws. Additionally, the FHLBNY has established a policy disqualifying from eligibility any residential mortgage loan with one or more of the following characteristics:

•Requiring the borrower to obtain prepaid, single-premium credit life insurance;
•Charging prepayment penalties for payoff beyond the early years of the loan;
•Including of mandatory arbitration clauses that do not comply with applicable laws;
or
•Mortgages subject to HOEPA

An announcement to all our members detailing our new, strengthened Anti-Predatory Lending Policies was mailed on May 26 and simultaneously, the new Anti-Predatory Lending Policies were posted on the FHLBNY's home web page at www.FHLBNY.com.

These enhanced policies underscore the FHLBNY’s support of fair lending practices through clear communication of what will constitute eligible residential mortgage loans for pledging as collateral or for sale into the MPF program.

The FHLBNY’s APL Policies could change in the future, subject to the FHFB’s further guidance or changes in the law.

If you have questions regarding the APL Policies, please contact Paul Héroux, SVP Member Services (212) 441-6808.

FHLBNY’s Board Comments on FHFB’s Proposed Director Election Process Rule

As mentioned in last month’s report, the FHFB’s proposed rule would allow the Board of Directors of each of the FHLBanks to become more involved in the director election process. The proposal would permit -- but not require -- each Board to conduct an annual self-assessment to identify the skills and experience that would strengthen the Board. Each FHLBank could then include a statement of these needs with the call for nominations sent to members at the beginning of the election process. The proposal would also allow each FHLBank to include this information in each ballot package and, as part of the information included about each nominee, would also permit a brief description of the nominee’s skills and experience.

Our Board has commented on the proposal through a letter filed by David W. Lindstrom, Vice Chair of the Board and Chair of the Corporate Governance Committee. In the letter, several technical changes to the proposal were suggested. But the main thrust of the comment letter was on what was missing: the resolution of the open issue of appointments of public interest directors to the FHLBank Boards. If the FHFB does not take action on this matter,
January 1, 2007, will be the first time in memory that the FHLBNY’s Board will not have any public interest directors. We believe that the other FHLBanks are facing the same dilemma. If this is correct, the total number of FHLBank directors around the Bank System will be reduced at the start of 2007 by approximately 33% from their authorized levels, raising concerns about

Federal Home Loan Bank of New York
June 1, 2006

governance and oversight that could lead to real safety and soundness issues. The letter concludes that, given the acknowledged importance of the Boards to the safety and soundness of the FHLBanks, and also given that the responsibilities of the Boards have increased in recent years, this is a matter that needs to be addressed by the FHFB.

The Home Loan Bank plays an integral role in helping our member lenders serve the financing needs of the residents and businesses in our District. Access to the FHLBNY’s advance products helps you, our members, serve a wide range of borrowers and offer a variety of attractive loan products. We are grateful for the opportunity to serve you.

Sincerely,

Alfred A. DelliBovi
President

Item 9.01 Financial Statements and Exhibits.

Exhibit 1: Schedule A

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

June 1, 2006	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

1	Schedule A